FOR:	NATHAN'S FAMOUS, INC.

COMPANY	Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

FOR IMMEDATE RELEASE

NATHAN'S FAMOUS, INC.
REPORTS SALE OF MIAMI SUBS CORPORATION

WESTBURY, N.Y., June 8, 2007 - Nathan’s Famous, Inc. (Nasdaq Symbol: NATH), announced today the sale of its subsidiary, Miami Subs Corporation to Miami Subs Capital Partners I, Inc., an investment entity led by Bruce Galloway and Gary Herman. The purchase price was $3,250,000, consisting of $850,000 in cash and the buyer’s secured promissory note in the amount of $2,400,000 payable over a four-year term.

About Nathan’s Famous

Nathan’s products are distributed in 49 states, the District of Columbia and 14 foreign countries through its restaurant system, Branded Product Program and retail licensing activities. Following the sale of Miami Subs, Nathan’s restaurant system consisted of 291 franchised or licensed units and six company-owned units (including one seasonal unit) featuring the Nathan’s and Kenny Rogers Roasters brands. For additional information about Nathan’s or Kenny Rogers Roasters please visit our website at www.nathansfamous.com

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity; the regulatory and trade environment; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.